

Hernan Bas (b. 1978)



The average price for paintings by Bas sold at auction has grown from $48,771 in 2019 to $367,731 in 2022, an approximate 7x increase over the four year period.

INVESTMENT THESIS

Initial Offering Price
$458,000

Offering Circular
sec.gov

Similar Sales | Record Price | Repeat Sales



$1.0m
$0.5m
$0.0m
11
13
15
17
19
21
23

Price Appreciation of Similar Works
20.4%

Sharpe Ratio (2009-2022)	watch video
Hernan Bas	Not enough data
All Art	0.32
S&P 500	0.95

83% Progress

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Hernan Bas
(b. 1978)

Why we like this offering

1. The Artwork is a part of Hernan Bas' series known as **The Conceptualists** from 2022, in which Bas considers how strange mundane activities are championed when performed in the name of conceptual art.
2. Similar figurative paintings auction records are led by *"The Overly Prepped Boy (or The Approaching Glacier)"* (2010), which sold for $1,249,705 at Christie's in May 2022, followed by *"Night Flight or Midnight Migration, or My Merry Way"* (2008), which sold for $746,000 at Sotheby's in November 2021, and *"Secret Hideout of the Flamingo Gang (Abandoned Paddle Boats)"* (2014), which sold to Masterworks 319 for $563,337 at Christie's in May 2023.
3. An ArtTactic report listed the artist as *"On-the-Rise"* in the February 2022 publication shortly before an impressive auction season in which annual auction turnover for the artist eclipsed $7 million in 2022, more than doubling the artist's previous annual auction turnover record achieved in 2021.
4. Unlike many of his paintings which veer into the realm of abstraction, Bas maintains a sense of realism in **The Conceptualists**. Since the featured subjects still embody the young male figure signature of Bas' style, the bizarre specificity of their performed actions and surroundings set these works apart from the rest of his oeuvre.
5. Bas' exhibition, **"The Conceptualists"**, was on view at Victoria Miro from November 18, 2022 to January 21, 2023 in London. Bas' work is included in several important collections, including the Museum of Fine Arts in Boston, the Museum of Modern Art in New York, the San Francisco Museum of Modern Art in San Francisco, the Saatchi Collection in London, and the Whitney Museum of American Art in New York, among others.
6. **"Hernan Bas: Choose Your Own Adventure"** at the Yuz Museum became a highlight of Art West Bund 2021 and made the top of Artnet's list, "5 Institutions to Visit During Shanghai Art Week, Where Museum Shows of Western Contemporary Art Reflect Regional Demand." The retrospective exhibition introduced the Chinese market to Bas' oeuvre, which influenced the subsequent spike in auction prices in Hong Kong.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$8,214,932	20	$2,240,628

Turnover by Year


8.2M
6.2M
4.1M
2.1M
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned


Sold
Unsold
22
16.5
11
5.5
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price **$458,000**

Offering Circular **sec.gov/edgar**

Painting







About Hernan Bas

Hernan Bas (b. 1978, Miami, FL) is an American figurative, expressionist artist whose practice spans paintings, videos, installations, and works on paper which primarily depict androgynous adolescent men. Captured at various thresholds – between youth and adulthood, innocence and experience – and situated within a shifting terrain of interior and exterior spaces, the figures in Hernan Bas' paintings are charged with potential.

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HERNAN BAS

b. 1978, UNITED STATES



$458,000

INITIAL OFFERING

20.4%

ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]

18.0%

RECORD PRICE APPRECIATION[3]

11.3%

MEDIAN REPEAT SALE PAIR APPRECIATION[4]

Acrylic on linen | 72 × 60 in. (183 × 152 cm.)

Hernan Bas is an American figurative, expressionist artist whose practice spans paintings, videos, installations, and works on paper which primarily depict solitary figures.

The Artwork is a part of Hernan Bas' series known as The Conceptualists from 2022, in which Bas considers how strange mundane activities are championed when performed in the name of conceptual art. He paints portraits of conceptual artists in their unique artistic environments, whether that be in a studio or on a street. These portraits are intentionally awkward because Bas wanted to capture the defensive expressions of artists being watched while in the middle of their private practices. Unlike many of his paintings which veer into the realm of abstraction, Bas maintains a sense of realism in The Conceptualists. Since the featured subjects still embody the young male figure signature of Bas' style, the bizarre specificity of their performed actions and surroundings set these works apart from the rest of his oeuvre. The Artwork is a large-scale canvas full-body portrait painting of a driftwood sculptor named Benjamin surrounded by in-progress sculptures and shelves of unused driftwood in his studio. Benjamin stands motionless in the middle of the composition; he wears black converse low-tops, cuffed blue jeans, a maroon sweatshirt under a brown apron, and a blue stone pendant on a black string. He blankly stares out, past the viewer, as if waiting to be alone to get back to sculpting. Similar figurative paintings auction records are led by "The Overly Prepped Boy (or The Approaching Glacier)" (2010), which sold for $1,249,705 at Christie's Hong Kong on May 26, 2022, followed by "Night Flight or Midnight Migration, or My Merry Way" (2008), which sold for $746,000 at Sotheby's New York on November 18, 2021, and "Secret Hideout of the Flamingo Gang (Abandoned Paddle Boats)" (2014), which sold for $563,337 at Christie's Hong Kong on May 29, 2023.

Hernan Bas' paintings have attracted the attention of collectors in recent years, and his market movement has been significant. His work is featured in numerous important collections, including the Museum of Fine Arts in Boston, the Museum of Modern Art in New York, the San Francisco Museum of Modern Art in San Francisco, the Saatchi Collection in London, the Hirshhorn Museum and Sculpture Garden in Washington D.C., and the Whitney Museum of American Art in New York, among others. He has also been the subject of solo exhibitions at the Yuz Museum in Shanghai (2021), the Space K in Seoul (2021), the Rubell Museum in Miami (2020), the Centro De Arte Contemporáneo Málaga (2018), the Colby College Art Museum in Waterville (2018), the SCAD Museum of Art in Savannah (2017), the Bass Museum of Art in Miami (2013), and the Kunstverein Hannover (2012). Hernan Bas: Choose Your Own Adventure at the Yuz Museum became a highlight of Art West Bund 2021 and made the top of Artnet's list, "5 Institutions to Visit During Shanghai Art Week, Where Museum Shows of Western Contemporary Art Reflect Regional Demand." The retrospective exhibition introduced the Chinese market to Bas' oeuvre, which influenced the subsequent spike in auction prices in Hong Kong. As of June 26, 2023, auction prices for Bas' works have experienced tremendous growth, especially since 2019. An ArtTactic report listed the artist as "On-the-Rise" in the February 2022 publication shortly before an impressive auction season in which annual auction turnover for the artist eclipsed $7 million in 2022, more than doubling the artist's previous annual auction turnover record achieved in 2021.

AS OF JUNE 30, 2023, HIS TOP AUCTION PRICES ARE LED BY "THE DAWN OF MODERNITY" (2016), WHICH SOLD FOR $2,686,530 AT HOLLY INTERNATIONAL, HONG KONG, ON NOVEMBER 27, 2022, "THE BATS AND THE BARN BRIDGE" (2008), WHICH SOLD FOR $1,441,058 AT CHRISTIE'S, HONG KONG ON NOVEMBER 30, 2022, AND "THE OVERLY PREPPED BOY (OR THE APPROACHING GLACIER)" (2010), WHICH SOLD FOR $1,249,705 AT CHRISTIE'S, HONG KONG, ON MAY 26, 2022.

AUCTION RESULTS FOR SIMILAR WORKS [1,2]


$1.4M
$1.1M
$0.7M
$0.4M
2012
2012
2013
2014
2015
2016
2017
2018
2019
2019
2020
2021
2022
2023



HERNAN BAS

Hernan Bas (b. 1978, Miami, FL) is an American figurative, expressionist artist whose practice spans paintings, videos, installations, and works on paper which primarily depict androgynous adolescent men. He graduated in 1996 from the New World School of Arts in Miami and went on to attend Cooper Union in New York for only one semester. Bas' art training began during his early education at an art-focused magnet school in Miami which offered Bas an early foray into painting and the arts. In 2001, Bas had his first solo exhibition at Fredric Snitzer Gallery called "Hernan's Merit & the Nouveau Sissies". In 2004, the artist had his first exhibition with Victoria Miro gallery in London and was one of the youngest artists to participate in the renowned Whitney Biennial. Since this time, his work has been the subject of countless solo and group shows, primarily at the international locations of Victoria Miro, Lehmann Maupin, and Perrotin Gallery. Bas' most recent exhibition, "The Conceptualists", was on view at Victoria Miro from November 18, 2022 to January 21, 2023 in London. Bas' work is included in several important collections, including the Museum of Fine Arts in Boston, the Museum of Modern Art in New York, the San Francisco Museum of Modern Art in San Francisco, the Saatchi Collection in London, and the Whitney Museum of American Art in New York, among others.





HERNAN
BAS



IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The chart below captures the historical data for selected auctions sales transactions, which are similar to the Painting. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Hernan Bas with the following criteria: canvas paintings created 2009 to present, measuring over 40 inches by 40 inches to 100 inches by 100 inches, excluding works on paper, vellum, mylar, board and panel. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 20.4% CAGR implied from selected sales occurring from May 10, 2012 to May 29, 2023.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Paintings by Hernan Bas have a record price compound annual growth rate ("CAGR") of 18.0% from May 11, 2006 to December 31, 2022. This calculation is based on (i) a record price of $75,000 on May 11, 2006, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $1,173,333 the most recent record price as of December 31, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

4. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Hernan Bas is 11.3%, which is based on 5 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Hernan Bas was February 12, 2010 and ending on the last date a repeat sale occurred for such artist, which in the case of Hernan Bas was December 1, 2022. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

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